Exhibit 99.1

Franchise Group, Inc. ANNOUNCEs first quarter fiscal year 2023 FINANCIAL RESULTS

Delaware, Ohio, May 10, 2023 (GLOBE NEWSWIRE) -- Franchise Group, Inc. (NASDAQ: FRG) (“Franchise Group,” “FRG” or the “Company”) today announced the financial results for its fiscal first quarter ended April 1, 2023. For the first quarter of fiscal 2023, total reported revenue for Franchise Group was approximately $1.1 billion, net loss from operations was approximately $108.3 million or $3.16 per fully diluted share, Adjusted EBITDA was approximately $66.0 million and Non-GAAP EPS was $0.11 per share. On April 1, 2023, total cash on hand was approximately $98.3 million and outstanding term debt was approximately $1.4 billion.

The Board of Directors approved a quarterly dividend of $0.46875 per share to the Company’s Series A Cumulative Perpetual Preferred stockholders. The cash dividend will be paid on or about July 17, 2023 to holders of record of the Company’s Series A preferred stock on the close of business on July 3, 2023. FRG management was unable to recommend that the Board of Directors declare a regular quarterly common stock dividend this quarter due to restrictions in FRG’s credit agreements. FRG’s credit agreements permit dividends so long as the Company’s leverage ratio remains below a specified level, and the Company is currently in excess of this level.

The Company currently has six reportable segments: American Freight; The Vitamin Shoppe; Pet Supplies Plus; Buddy’s; Sylvan; and Badcock.

The following table summarizes Revenue, Adjusted EBITDA, and Net Income/(Loss) for each of these segments. Reconciliations of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS to their respective most comparable GAAP measures, are included below under “Non-GAAP Financial Measures and Key Metrics.”

	For the Three Months Ended
	April 1, 2023
		Adjusted	Net
	Revenue	EBITDA	Income/(Loss)
	(In thousands)
American Freight	$236,561	$(7,542)	$(93,859)
Vitamin Shoppe	321,702	35,120	11,892
Pet Supplies Plus	334,071	29,625	7,759
Buddy's	14,968	4,507	1,724
Sylvan Learning	10,232	3,338	(121)
Badcock	187,287	4,306	(27,188)
Corporate	-	(3,354)	(8,524)
Total	$1,104,821	$66,000	$(108,317)

Outlook

In light of today’s announcement and our first quarter results, Franchise Group is withdrawing its previous financial outlook for 2023.

Conference Call Information

In light of today’s announcement, Franchise Group will conduct a conference call later this morning at 8:30 A.M. ET to discuss its business and financial results for the fiscal 2023 first quarter. A real-time webcast of the conference call will be available on the Events page of Franchise Group’s website at www.franchisegrp.com. Dial in access is also accessible through the link on the website. Please register 5-10 minutes prior to the scheduled start time.

About Franchise Group, Inc.

Franchise Group is an owner and operator of franchised and franchisable businesses that continually looks to grow its portfolio of brands while utilizing its operating and capital allocation philosophy to generate strong cash flow for its shareholders. Franchise Group’s business lines include Pet Supplies Plus, American Freight, The Vitamin Shoppe, Badcock Home Furniture & more, Buddy’s Home Furnishings, Sylvan Learning and Wag N Wash. On a combined basis, Franchise Group currently operates over 3,000 locations predominantly located in the U.S. that are either Company-run or operated pursuant to franchising and dealer agreements.

FRANCHISE GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share count and per share data)	April 1, 2023	December 31, 2022
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,266	$80,783
Current receivables, net of allowance for credit losses of $(3,038) and $(4,106), respectively	151,723	170,162
Current securitized receivables, net of allowance for credit losses of $(71,148) and $(57,095), respectively	290,367	292,913
Inventories, net	759,891	736,841
Current assets held for sale	7,633	8,528
Other current assets	29,610	27,272
Total current assets	1,337,490	1,316,499
Property, plant, and equipment, net	234,705	223,718
Non-current receivables, net of allowance for credit losses of $(1,064) and $(892), respectively	11,202	11,735
Non-current securitized receivables, net of allowance for credit losses of $(9,418) and $(7,705), respectively	38,437	39,527
Goodwill	663,466	737,402
Intangible assets, net	114,000	116,799
Tradenames	222,703	222,703
Operating lease right-of-use assets	910,269	890,949
Investment in equity securities	9,758	11,587
Other non-current assets	65,232	59,493
Total assets	$3,607,262	$3,630,412
Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of long-term obligations, net	$11,771	$6,935
Current installments of debt secured by accounts receivable, net	412,862	340,021
Current operating lease liabilities	179,246	179,519
Accounts payable and accrued expenses	415,665	376,895
Other current liabilities	40,983	40,541
Total current liabilities	1,060,527	943,911
Long-term obligations, excluding current installments	1,394,320	1,374,479
Non-current installments of debt secured by accounts receivable, net	68,163	107,448
Non-current operating lease liabilities	741,174	720,474
Other non-current liabilities	65,431	62,720
Total liabilities	3,329,615	3,209,032

Stockholders’ equity:
Common stock, $0.01 par value per share, 180,000,000 shares authorized, 35,148,564 and 34,925,733 shares issued and outstanding at April 1, 2023 and December 31, 2022, respectively	351	349
Preferred stock, $0.01 par value per share, 20,000,000 shares authorized and 4,541,125 issued and outstanding at April 1, 2023 and December 31, 2022	45	45
Additional paid-in capital	310,160	311,069
Retained earnings	(32,909)	109,917
Total equity	277,647	421,380
Total liabilities and equity	$3,607,262	$3,630,412

FRANCHISE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Three Months Ended
(In thousands, except share count and per share data)	April 1, 2023	March 26, 2022
	(Unaudited)	(Unaudited)
Revenues:
Product	$976,808	$979,164
Service and other	120,567	148,282
Rental	7,446	8,024
Total revenues	1,104,821	1,135,470
Operating expenses:
Cost of revenue:
Product	656,904	616,585
Service and other	9,579	8,663
Rental	2,626	2,861
Total cost of revenue	669,109	628,109
Selling, general, and administrative expenses	387,241	376,995
Goodwill impairment	75,000	-
Total operating expenses	1,131,350	1,005,104
Income from operations	(26,529)	130,366
Other expense:
Bargain purchase gain	-	(67)
Other	(1,834)	(21,977)
Interest expense, net	(87,129)	(92,327)
Income (loss) before income taxes	(115,492)	15,995
Income tax expense (benefit)	(7,175)	3,678
Income (loss) attributable to Franchise Group, Inc.	$(108,317)	$12,317

Net income (loss) per share:
Basic	$(3.16)	$0.25
Diluted	(3.16)	0.25

Weighted-average shares outstanding:
Basic	35,002,174	40,307,412
Diluted	35,002,174	41,107,793

FRANCHISE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	April 1, 2023	March 26, 2022
	(Unaudited)	(Unaudited)
Operating Activities
Net income (loss)	$(108,317)	$12,317
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses for accounts receivable	20,327	15,103
Depreciation, amortization, and impairment charges	21,851	22,033
Goodwill impairment	75,000	-
Amortization of deferred financing costs	2,830	6,379
Securitized financing costs	27,000	29,801
Stock-based compensation expense	2,719	5,447
Change in fair value of investment	1,830	23,723
Gain on bargain purchases and sales of Company-owned stores	-	(2,206)
Other non-cash items	(42)	(2,227)
Changes in other assets and liabilities	(23,511)	(101,227)
Net cash provided by operating activities	19,687	9,143
Investing Activities
Purchases of property, plant, and equipment	(14,219)	(9,752)
Proceeds from sale of property, plant, and equipment	1,166	2,554
Acquisition of business, net of cash and restricted cash acquired	(3,682)	(3,930)
Net cash (used in) investing activities	(16,735)	(11,128)
Financing Activities
Dividends paid	(25,698)	(27,315)
Issuance of long-term debt and other obligations	415,000	67,000
Repayment of long-term debt and other obligations	(387,585)	(182,096)
Proceeds from secured debt obligations	132,151	57,358
Repayment of secured debt obligations	(97,210)	(55,096)
Principal payments of finance lease obligations	(1,207)	(768)
Payment for debt issue costs	(17,393)	-
Cash paid for exercises/vesting of stock-based compensation, net	(3,626)	(215)
Net cash provided by (used in) financing activities	14,432	(141,132)
Net increase (decrease) in cash equivalents and restricted cash	17,384	(143,117)
Cash, cash equivalents and restricted cash at beginning of period	81,250	292,714
Cash, cash equivalents and restricted cash at end of period	$98,634	$149,597
Supplemental Cash Flow Disclosure
Cash paid for taxes, net of refunds	$1,562	$274
Cash paid for interest	30,841	21,424
Cash paid for interest on secured debt	23,757	16,830
Accrued capital expenditures	2,229	3,177
Capital expenditures funded by finance lease liabilities	12,741	-

Non-GAAP Financial Measures and Key Metrics

Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS are financial measures that are not prepared in accordance with GAAP. Management believes the presentation of these measures is useful to investors as supplemental measures in evaluating the aggregate performance of the Company’s operating businesses and in comparing its results from period to period because they exclude items that the Company does not believe are reflective of its core or ongoing operating results. These measures are used by management to evaluate the Company’s performance and make resource allocation decisions each period. These metrics are also used in the determination of executive management's compensation. Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS should not be considered in isolation or as a substitute for net income or other income statement information prepared in accordance with GAAP and our presentation of these non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Management defines and calculates Adjusted EBITDA as net income (loss) from continuing operations before interest, income taxes, depreciation and amortization adjusted for certain non-core or non-operational items related to executive severance and related costs, stock-based compensation, shareholder litigation costs, corporate governance costs, accrued judgments and settlements, net of estimated revenue, store closures, rebranding costs, acquisition costs, inventory fair value step up amortization and prepayment penalty on early debt repayment. Adjusted EBITDA is a financial measure that is not prepared in accordance with GAAP.

Management defines and calculates Non-GAAP Net Income and Non-GAAP EPS as net income (loss) and net income (loss) per diluted share from continuing operations adjusted for non-core or non-operational items related to executive severance and related costs, stock-based compensation, non-cash executive compensation expense, shareholder litigation costs, prepayment penalties on early debt repayment, non-cash amortization of debt issuance costs, store closures, the Badcock segment’s in-house financing operations, rebranding costs, acquisition costs, inventory fair value step up amortization, and amortization of acquired intangible assets. Although amortization of acquired intangible assets is excluded from these non-GAAP measures, it is important for investors to understand that such intangible assets support revenue generation. Management excludes amortization of intangible assets because these are non-cash amounts for which the amount and frequency are significantly impacted by the timing and size of our acquisitions, which vary from period to periods and across companies. The tax effect on the related non-GAAP adjustments was calculated based on an estimated annual non-GAAP effective tax rate of 25.8%.

Reconciliation of Adjusted EBITDA

Below is the reconciliation of Net Income/(Loss) from continuing operations to Adjusted EBITDA for the three months ended April 1, 2023.

	For the Three Months Ended April 1, 2023
($ In thousands)	Buddy's	Pet Supplies Plus	American Freight	Vitamin Shoppe	Sylvan	Badcock	Corporate	Total
Net income (loss)	$1,724	$7,759	$(93,859)	$11,892	$(121)	$(27,188)	$(8,524)	$(108,317)
Add back:
Interest expense	1,417	8,286	13,592	11,172	1,227	51,374	61	87,129
Income tax expense (benefit)	599	3,321	(6,363)	4,131	42	(9,444)	539	(7,175)
Depreciation and amortization charges	767	7,704	3,265	6,694	2,107	1,077	10	21,624
Total Adjustments	2,783	19,311	10,494	21,997	3,376	43,007	610	101,578
EBITDA	4,507	27,070	(83,365)	33,889	3,255	15,819	(7,914)	(6,739)
Adjustments to EBITDA
Executive severance and related costs	-	(6)	390	1,185	-	-	-	1,569
Litigation costs and settlements	-	-	40	46	7	-	-	94
Stock-based and long term executive compensation	-	1,688	(34)	-	76	-	2,719	4,450
Corporate compliance costs	-	-	-	-	-	-	(4)	(4)
Store closures	-	-	18	-	-	-	-	18
Securitized accounts receivable interest income	-	-	-	-	-	(30,584)	-	(30,584)
Securitized accounts receivable allowance for credit losses	-	-	-	-	-	21,995	-	21,995
W.S. Badcock financing operations	-	-	-	-	-	(3,122)	-	(3,121)
Right-of-use asset and long-term asset impairment	-	135	409	-	-	-	-	544
Goodwill impairment	-	-	75,000	-	-	-	-	75,000
Integration costs	-	637	-	-	-	-	12	649
Divestiture costs	-	-	-	-	-	198	-	198
Acquisition costs	-	101	-	-	-	-	-	101
Loss on investment in equity securities	-	-	-	-	-	-	1,830	1,830
Acquisition bargain purchase gain	-	-	-	-	-	-	-	-
Total Adjustments to EBITDA	-	2,555	75,823	1,231	83	(11,513)	4,557	72,739
Adjusted EBITDA	$4,507	$29,625	$(7,542)	$35,120	$3,338	$4,306	$(3,357)	$66,000

Reconciliation of Non-GAAP Net Income and EPS

Below is the reconciliation of Net Income/(Loss) from continuing operations to Non-GAAP Net Income and Net Income/(Loss) from continuing operations per diluted share to Non-GAAP EPS for the three months ended April 1, 2023.

	For the Three Months Ended
($ In thousands except share count and per share data)	April 1, 2023
Net income (loss) / Net income (loss) per diluted share	$(108,317)	(3.09)
Less: Preferred dividend declared	(2,128)	(0.06)
Adjusted Net Income available to Common Stockholder	(110,446)	(3.16)
Add back:
Executive severance and related costs	1,569	0.04
Litigation costs and settlements	94	-
Stock-based and long term executive compensation	4,450	0.13
Corporate compliance costs	(4)	-
Store closures	18	-
Securitized accounts receivable interest income	(30,584)	(0.87)
Securitized accounts receivable allowance for credit losses	21,995	0.63
W.S. Badcock financing operations	(3,121)	(0.09)
Right-of-use asset and long-term asset impairment	544	0.02
Goodwill impairment	75,000	2.14
Integration costs	649	0.02
Divestiture costs	198	0.01
Acquisition costs	101	-
Loss on investment in equity securities	1,830	0.05
Acquisition bargain purchase gain	-	-
Adjustments to EBITDA	72,739	2.08
Non-cash amortization of debt issuance costs	2,830	0.08
Amortization of acquisition-related intangibles	4,367	0.12
Securitized receivables interest expense	48,125	1.38
Tax impact	(13,678)	(0.39)
Impact of diluted share count assuming non-GAAP net income	-	-
Total Adjustments to Net income (loss)	114,383	3.27
Non-GAAP Net Income / Non-GAAP diluted EPS	$3,937	$0.11
Basic weighted average shares		35,002,174
Non-GAAP diluted weighted average shares outstanding		35,002,174

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results and are not statements of historical fact. Such statements may include statements regarding the Company’s results of operation and financial condition. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company or its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company or matters pertaining to the proposed merger will not differ materially from any projected future results, performance, achievements or other matters expressed or implied by such forward-looking statements. Actual future results, performance, achievements or other matters may differ materially from historical results or those anticipated depending on a variety of factors, many of which are beyond the control of the Company. The Company refers you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Form 10-K for the fiscal year ended December 31, 2022, and comparable sections of the Company’s Quarterly Reports on Form 10-Q and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its business or operations. Readers are cautioned not to rely on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations & Media Contact:

Andrew F. Kaminsky

EVP & Chief Administrative Officer

Franchise Group, Inc.

akaminsky@franchisegrp.com

(914) 939-5161